Exhibit 23.2

             KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Farmers Capital Bank Corporation:

We consent to the incorporation by reference in the registration statement (No. ______) on Form S-4 of Farmers Capital Bank Corporation of our report dated January 17, 2003, with respect to the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2002, which is incorporated by reference in the December 31, 2004 annual report on Form 10-K of Farmers Capital Bank Corporation. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Louisville, Kentucky
September 9, 2005